Wegener Corporation    Exhibit 4.5

                                                                  August 4, 1998

Wegener Communications, Inc.
11350 Technology Circle
Duluth, Georgia  30155

     RE:  FIRST AMENDMENT

Gentlemen:

     WEGENER COMMUNICATIONS, INC., a Georgia corporation ("Borrower") and LaSalle National Bank, a national banking association ("Bank") have entered into that certain Loan and Security Agreement dated June 5, 1996 (the "Security Agreement"). From time to time thereafter, Borrower and Bank may have executed various amendments (each an "Amendment" and collectively the "Amendments") to the Security Agreement (the Security Agreement and the Amendments hereinafter are referred to, collectively, as the "Agreement"). Borrower and Bank now desire to further amend the Agreement as provided herein, subject to the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.   The Agreement hereby is amended as follows:

     (a) Paragraph (1) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

          (1) LOAN LIMITS: Bank may, in its sole discretion, advance an amount up to the sum of the following sublimits (the "Loan Limit"):

               (a) Subject to subparagraph (4)(a) of this Exhibit A, up to eighty percent (80%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) of Borrower's Eligible Accounts; plus

               (b) Subject to subparagraph (4)(b) of this Exhibit A, up to eighty percent (80%) of the face amount (less maximum discounts, credits and allowances which may be taken

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Wegener Communications, Inc.                                 Wegener Corporation
August 4, 1998                                                       Exhibit 4.5
Page 2

                    by or granted to Account Debtors in connection therewith) of Borrower's Eligible Accounts or Five Hundred Thousand and No/100 Dollars ($500,000.00), whichever is less; plus

               (c) Subject to subparagraph (5)(a) of this Exhibit A, up to twenty percent (20%) of the lower of the cost or market value of Borrower's Eligible Inventory; plus

               (d) Subject to subparagraph (5)(b) of this Exhibit A, up to twenty percent (20%) of the lower of the cost or market value of Borrower's Eligible Inventory; plus

               (e) Subject to subparagraph (5)(c) of this Exhibit A, up to forty percent (40%) of the lower of the cost or market value of Borrower's Eligible Inventory; plus

               (f) Subject to subparagraph (5)(d) of this Exhibit A, up to fifty percent (50%) of the lower of the cost or market value of Borrower's Eligible Inventory; plus

               (g) Subject to subparagraph (2)(a) of this Exhibit A, up to eighty percent (80%) of the purchase price of the Equipment purchased with such advances (exclusive of sales taxes, delivery charges and other "soft" costs related to such purchases), to be used by Borrower from time to time to purchase new Equipment, or One Million and No/100 Dollars ($1,000,000.00), whichever is less; provided, that prior to any advance under this subparagraph, Borrower shall furnish to Bank an invoice and acceptance letter for the Equipment being purchased and shall have executed such documents and taken such other actions as Bank shall require to assure that Bank has a first perfected security interest in such Equipment; and further provided, that each advance under this subparagraph shall equal or exceed One Hundred Thousand and No/100 Dollars ($100,000.00) and may be made not more frequently than quarterly; plus

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Wegener Communications, Inc.                                 Wegener Corporation
August 4, 1998                                                       Exhibit 4.5
Page 3

               (h) Subject to subparagraph (2)(b) of this Exhibit A, up to seventy percent (70%) of the fair market value (as determined by an appraiser acceptable to Bank) of that certain real property described in subparagraph (14)(a) of this Exhibit A or One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00), whichever is less; minus

               (i) Such reserve as Bank elects, in its sole discretion, to establish from time to time;

                    provided, that the aggregate amount of Loans made pursuant to subparagraphs (1)(c), (1)(d), (1)(e) and (1)(f) of this Exhibit A shall in no event exceed Two Million and No/100 Dollars ($2,000,000.00);

                    further provided, that the aggregate amount of Loans made pursuant to subparagraphs (1)(a), (1)(b), (1)(c), (1)(d),
                    (1)(e), (1)(f) and (1)(g) of this Exhibit A shall in no event exceed Eight Million Five Hundred Thousand and No/100 Dollars ($8,500,000.00); and

                    further provided, that the aggregate Loan Limit shall in no event exceed TEN MILLION AND NO/100 DOLLARS ($10,000,000.00), except as such amount may be increased or decreased by Bank, in its sole discretion, from time to time.

     (b) Paragraph (2) of Exhibit A of the Agreement is amended to add the following provision:

          (b) The availability described in subparagraph (1)(h) of this Exhibit A shall be curtailed monthly by an amount sufficient (assuming a like curtailment each month) to reduce said availability to zero at the end of thirty-five (35) months. Each such curtailment shall automatically occur on the thirtieth (30th) day following the date of disbursement under subparagraph (1)(h) of this Exhibit A and on the corresponding day of each month thereafter until the earliest to occur of (i) the date on which said availability shall be reduced in full; (ii) the date upon which demand for

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Wegener Communications, Inc.                                 Wegener Corporation
August 4, 1998                                                       Exhibit 4.5
Page 4

               repayment is made by Bank; and (iii) the date upon which this Agreement terminates pursuant to the provisions of Paragraph 9 of the Agreement.

     (c) Paragraph (6) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

          (6)  INTEREST  RATE:  (I) All Loans  made  pursuant  to  subparagraphs
               (1)(a),  (1)(b),  (1)(c),  (1)(d),  (1)(e), (1)(f), and (1)(g) of
               this Exhibit A shall bear interest at Bank's publicly announced prime rate (which is not intended to be Bank's lowest or most favorable rate in effect at any time) (the "Prime Rate") in effect from time to time. Interest shall be payable on the last business day of each month, in arrears. Each rate of interest set forth herein shall increase or decrease with each increase of decrease in the Prime Rate, effective on the effective date of each such change in the Prime Rate. Upon the occurrence of an Event of Default and the continuance thereof, each Loan shall bear interest at the rate of two percent (2%) per annum in excess of the interest rate otherwise payable thereon, which interest shall be payable on demand; and (II) all Loans made pursuant to subparagraph (1)(h) of this Exhibit A shall bear interest at the fixed rate of 250 basis points per annum in excess of the five
               (5) year Treasury Rate in effect at the time of disbursement of the Loans under subparagraph (1)(h) of this Exhibit A. All interest shall be calculated upon the basis of a 360-day year.

     (d) Paragraph (7) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

          (7)  FEES AND CHARGES:

               (a) FACILITIES FEES: With respect to the first Five Million Five Hundred Thousand and No/100 Dollars ($5,500,000.00) of loans and advances made pursuant to subparagraphs (1)(a), (1)(b),
                    (1)(c),  (1)(d),  (1)(e), (1)(f), and (1)(g) of this Exhibit
                    A, Borrower shall pay to Bank an annual facilities fee equal to one percent (1%) of Five Million Five Hundred Thousand and No/100 Dollars ($5,500,000.00), payable and earned as of

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Wegener Communications, Inc.                                 Wegener Corporation
August 4, 1998                                                       Exhibit 4.5
Page 5

                    June 21, 1998 and on the same date of each year thereafter during the Original Term and any Renewal Term. At such time as the loans and advances made pursuant to subparagraphs
                    (1)(a),  (1)(b),  (1)(c), (1)(d), (1)(e), (1)(f), and (1)(g)
                    of Exhibit A exceed Five Million Five Hundred Thousand and No/100 Dollars ($5,500,000.00), Borrower shall pay to Bank and Bank shall fully earn at the time of such payment, an annual facilities fee equal to three-fourths of one percent (3/4ths of 1%) of Three Million and No/100 Dollars ($3,000,000.00), or a pro-rata amount thereof if paid after June 21 of any year but before June 21 of the following year. Thereafter, Borrower shall pay to Bank, and Bank shall fully earn a fee equal to three-fourths of one percent
                    (3/4ths of 1%) of Three Million and No/100 Dollars ($3,000,000.00) on June 21st of each year during the
                    Original Term and any Renewal Term. For purposes of determining whether Borrower has received any advances against the availability set forth in subparagraph (1)(h) of this Exhibit A, advances to Borrower shall first be deemed to be advanced against the availability set forth in subparagraphs (1)(h) of this Exhibit A (subject to any sublimits contained in Paragraph (1) of this Exhibit A) until the amount so advanced equals the availability under that paragraph, and then to the availability under subparagraphs (1)(a), (1)(b), (1)(c), (1)(d), (1)(e), (1)(f)
                    and (1)(g) of this Exhibit A (subject to any sublimits contained in Paragraph (1) of this Exhibit A).

               (b) REAL ESTATE CLOSING FEE: Borrower shall pay to Bank a real estate closing fee equal to Seven Thousand Five Hundred and No/100 Dollars ($7,500.00), which fee shall be fully earned by Bank and payable on the date of this Amendment.

     (e) Paragraph (7) of Exhibit A of the Agreement is amended to add the following provision:

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Wegener Communications, Inc.                                 Wegener Corporation
August 4, 1998                                                       Exhibit 4.5
Page 6

          (7).(1) ORIGINAL TERM: The date of the Original Term set forth in Paragraph 9 of the Agreement is deleted and the date of June 21, 2000 is substituted in its place.

     (f) Paragraph (11) of Exhibit A of the Agreement is amended to add the following provision:

          (11).(1) YEAR 2000: Borrower and its Subsidiaries have reviewed the areas within their business and operations which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the "Year 2000 Problem" (that is, the risk that computer applications used by Borrower and its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 31,
                    1999), and have made related appropriate inquiry of material suppliers and vendors. Based on such review and program, Borrower believes that the "Year 2000 Problem" will not have a material adverse effect on its business, assets or condition, financial or otherwise. From time to time, at the request of Bank, Borrower and its Subsidiaries shall provide to Bank such updated information or documentation as is requested regarding the status of their efforts to address the "Year 2000 Problem."

     2. This Amendment shall not become effective until fully executed by all parties hereto.

     3. Except as expressly amended hereby and by any other supplemental documents or instruments executed by either party hereto in order to effectuate the transactions contemplated hereby, the Agreement and Exhibit A thereto hereby are ratified and confirmed by the parties hereto and remain in full force and effect in accordance with the terms thereof.

                                        LASALLE NATIONAL BANK,
                                        A NATIONAL BANKING ASSOCIATION

                                        By: /s/ Philip F. Banka
                                           ---------------------
                                        Title: Vice President
                                               -----------------

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Wegener Communications, Inc.                                 Wegener Corporation
August 4, 1998                                                       Exhibit 4.5
Page 7

Accepted and agreed to this 26th day of August, 1998.

WEGENER COMMUNICATIONS, INC.

By: /s/ Robert A. Placek
    -------------------------
Title: Chairman and CEO
       ----------------------


Consented  and  agreed  to by the  following  guarantor  of the
obligations   of  WEGENER   COMMUNICATIONS,   INC.  to  LaSalle
National Bank.

WEGENER CORPORATION

By: /s/ Robert A. Placek
    -------------------------
Title: Chairman and CEO
       ----------------------

Date: August 26, 1998